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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): March 15, 2002


                          TRITON NETWORK SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)


                DELAWARE                000-30251              59-3434350
     (State or other jurisdiction      (Commission           (IRS Employer
           of incorporation)           File Number)        Identification No.)


               P.O. Box 5590, Winter Park, Florida               32827
            (Address of principal executive offices)           (Zip Code)


       Registrant's telephone number, including area code: (407) 492-9020


                  8529 South Park Circle Orlando, Florida 32819
          (Former name or former address, if changed since last report)


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ITEM 2     ACQUISITION OF ASSETS

        On March 15, 2002, Triton Network Systems, Inc. (the "Company") completed a sale of its broadband modem operation located in Encinitas, California to Carriercomm, Inc. ("Carriercomm"), a wholly-owned subsidiary of Moseley Associates. Carriercomm acquired all the assets and assumed certain liabilities of the broadband modem operation, including facility and equipment leases and certain employment severance obligations. The Company received $103,000 in cash and may receive contingent consideration (up to approximately $250,000)depending on future deliveries of modem chips under an existing customer contract.

        Additionally, the Company conditionally sold its radio intellectual property and a number of radios to Carriercomm for $100,000 in cash, payable in thirty days. Until June 15, 2002, Carriercomm has a right to return the radio intellectual property and radios and the Company would have to return the related cash proceeds.

               The consideration was negotiated in light of current market conditions in the broadband telecommunications sector, previous failed attempts to sell the assets of the Company and the broadband modem operation, and the value to the Company of the assumption of its liabilities by Carriercomm, including the avoidance of the costs associated with the closing the broadband modem operation and the Encinitas, California facility.

        The sale of these assets has been conducted pursuant to the Company's Plan of Complete Liquidation and Dissolution, as amended, that was approved by the Company's stockholders on October 29, 2001.


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                                    SIGNATURE


        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                       TRITON NETWORK SYSTEMS, INC.



                                       /s/KENNETH R. VINES
                                       -----------------------------------------
                                       Kenneth R. Vines, Chief Executive Officer

                                       Date:  March 29, 2002


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Exhibits to the Form 8-K



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
Exhibit
Number                Description of Document
-------               -----------------------

2.1 Asset Purchase Agreement by and between Triton Network Systems, Inc. and Carriercomm, Inc., dated March 15, 2002.
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